Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Post Effective Amendment to the Registration Statement filed on Form SB-2 (Registration No. 333-139497) and the Registration Statement filed on Form S-8 (Registration No. 333-144526) of Roo Group, Inc. of our report, which includes an explanatory paragraph related to Roo Group, Inc.'s ability to continue as a going concern, dated March 27, 2008, relating to the consolidated financial statements of Roo Group, Inc. as of December 31, 2007, and for each of the two years in the period then ended. Such report is included in this Annual Report on Form 10-KSB.

/s/ Moore Stephens, P.C.
MOORE STPHENS, P.C.
Certified Public Accountants
New York, New York
April 1, 2008